AMENDMENT NO. 2 TO

FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT

This Amendment is made as of August 19, 2008 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”) between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on August 19, 2008, the Board of Trustees of MST approved the continuation of the Agreement through October 31, 2009; and

WHEREAS, MCM agrees to the continuation of the Agreement through October 31, 2009.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, MST and MCM agree to amend the Agreement as follows:

1.	The term of the Agreement is hereby extended through October 31, 2009.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Administrative Officer